Exhibit 99.1

Cellectar to Present at BIO CEO & Investor Digital Conference

FLORHAM PARK, N.J., February 10, 2021 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery, development, and commercialization of drugs for the treatment of cancer, today announced that James Caruso, president and CEO will present a company overview at the virtual 2021 BIO CEO & Investor Digital Conference to be held from February 16-18, 2021.

The presentation will be available to registered conference attendees for on-demand viewing beginning February 12, 2021 at 12:00 PM ET via the virtual conference link.

Replays of the presentation will be available on the Investors section of the Company’s website.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells, delivering improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s product pipeline includes CLR 131, a small-molecule PDC designed to provide targeted delivery of iodine-131 (radioisotope) directly to cancer cells, while limiting exposure to healthy cells unlike many traditional on-market treatment options. CLR 131, is currently in a clinical study for hematologic malignancies and a pediatric safety study, one preclinical PDC chemotherapeutic program (CLR 1900) and multiple partnered PDC assets.

For more information, please visit www.cellectar.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors, LLC

212-915-3820
monique@lifesciadvisors.com